UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25
                                                COMMISSION FILE NUMBER 333-72787
                                                                       ---------

                           NOTIFICATION OF LATE FILING

         (Check One): [ ] Form 10-K  [ ] Form 20-F  [X] Form 11-K [ ] Form 10-Q
[ ] Form N-SAR  [ ] Form N-CSR

         For Period Ended:     DECEMBER 31, 2002
                            ----------------------------------------------------
[ ] Transition Report on Form 10-K         [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F         [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

         For the Transition Period Ended:
                                          --------------------------------------

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant 1ST STATE BANK EMPLOYEES' SAVINGS AND PROFIT
                        SHARING PLAN
                        --------------------------------------------------------
Former name if applicable

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Address of principal executive office (Street and number)
         445 S. MAIN STREET
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City, state and zip code
         BURLINGTON, NORTH CAROLINA 27215
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                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

               |      (a)   The reasons described in reasonable detail in Part
               |            III of this form could not be eliminated without
               |            unreasonable effort or expense;
               |      (b)   The subject annual report, semi-annual report,
               |            transition report on Form 10-K, Form 20-F, 11-K or
               |            Form N-SAR, or Form N-CSR, or portion thereof will
       [X]     |            be filed on or before the fifteenth calendar day
               |            following the prescribed due date; or the subject
               |            quarterly report or transition report on Form
               |            10-Q, or portion thereof, will be filed on or
               |            before the fifth calendar day following the
               |            prescribed due date; and
               |      (c)   The accountant's statement or other exhibit
               |            required by Rule 12b-25(c) has been attached if
               |            applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof could not be filed within the prescribed time period.

THE PLAN'S ADMINISTRATOR IS RESPONSIBLE FOR COMPLETING THE FORM 5500, A REQUIRED PART OF THE PLAN'S FORM 11-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002. THE PLAN ADMINISTRATOR DID NOT COMPLETE THE FORM 5500 BY THE FILING DEADLINE, AND THE PLAN IS UNABLE TO FILE THE FORM 11-K BY THE FILING DEADLINE.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

      A. CHRISTINE BAKER                        (336)           227-8861
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            (Name)                            (Area Code)   (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        [X] Yes  [ ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

            1ST STATE BANK EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN
            ---------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date June 30, 2003                      By /s/ James C. McGill
                                           -------------------------------------
                                           James C. McGill, President & CEO

               Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).